United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
May 9, 2025

CANNAE HOLDINGS, INC.
(Exact name of Registrant as Specified in its Charter)

1-38300
(Commission File Number)

Nevada	82-1273460
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)
1701 Village Center Circle
Las Vegas, Nevada 89134
(Addresses of Principal Executive Offices)

(702) 323-7330
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Cannae Common Stock, $0.0001 par value	CNNE	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02.	Termination of a Material Definitive Agreement

On May 12, 2025 (the “Effective Date”), Cannae Holdings, Inc. (“Cannae” or the “Company”), its wholly-owned subsidiary Cannae Holdings, LLC (“Cannae LLC”) and Trasimene Capital Management, LLC (the “Manager”, and collectively with the Company and Cannae LLC, the "Parties"), entered into that certain Management Services Agreement Termination Agreement (the “MSA Termination Agreement”).

As previously disclosed, on February 26, 2024, the Parties entered into that certain Third Amended and Restated Management Services Agreement among the Parties (the “MSA”), which provided for a termination of the MSA by the Company effective June 30, 2027, unless terminated earlier by the Company. The MSA also, among other items, (i) reduced the management fee to a fixed amount of $7.6 million annually effective beginning July 2, 2024 and (ii) provided for payment of the $20 million termination fee due under the MSA to be paid by the Company to the Manager in installments of $6.7 million annually over the three-year period ending July 1, 2026. Mr. Foley holds a majority interest in the Manager and therefore has an indirect interest in the MSA.

The MSA Termination Agreement terminates the MSA in its entirety as of the Effective Date without any further obligations or liabilities other than certain obligations relating to the continuing indemnification and limitation on liability and the remaining obligations of the Company and/or Cannae LLC, as applicable, to pay the Manager: (i) an amount of $633,333 in each month from May to December 2025, representing each of the unpaid monthly Management Fees (as defined in the MSA) that would have been due to the Manager through December 31, 2025; (ii) on January 1, 2026, $11.4 million, representing the aggregate remaining unpaid monthly Management Fees that would have been due to the Manager from January 1, 2026 through June 30, 2027; (iii) on July 1, 2025, $6.7 million, representing the second installment of the unpaid Termination Fees (as defined in the MSA) that would have been due to the Manager on such date; and (iv) on July 1, 2026, $6.6 million, representing the final installment of the unpaid Termination Fees (as defined in the MSA) that would have been due to the Manager on July 1, 2026.

The foregoing description of the MSA Termination Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the MSA Termination Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Directors

On May 9, 2025, the Company's Board of Directors (the "Board") elected William T. Royan and Woodrow Tyler to serve on the Board, effective June 1, 2025. Mr. Royan will serve as a Class I director until Cannae’s 2027 annual meeting, and Mr. Tyler will serve as a Class III director until Cannae’s 2026 annual meeting. Mr. Royan will serve on the Corporate Governance and Nominating Committee and the Related Person Transaction Committee and Mr. Tyler will serve on the Related Person Transaction Committee.

Mr. Royan has extensive experience in the investment industry and has served as a director of numerous public and private companies. He is a Founding Partner of Markets Infrastructure Partners, a specialist in alternative asset management dedicated to investments in the global financial markets infrastructure sector. Mr. Royan is also the Founding Partner and Chair of the Investment Committee at GPI Capital, a growth-oriented, structured equity alternative investment firm. He previously served as Head of Relationship Investing at Ontario Teachers’ Pension Plan, where in addition to his direct investing role, he was responsible for environmental, social and governance policies and engagement with portfolio companies and he also was response for their ownership of Glass Lewis, the shareholder advisory services company. Mr. Royan currently serves as a director of Zeta Global Holdings (NYSE: ZETA), a marketing technology company, and Sun Hung Kai (HK: 86), a Hong Kong-based financial institution focused on alternative investments and wealth management. He previously served as Chair of the Governance Committee of the Board of Directors of TMX Group (TSX: X), which operates the Toronto Stock Exchange and other market exchanges. Mr. Royan has also served as a director of BTG Pactual (BZ: BPAC 11), a global financial services firm. He holds a Bachelor of Commerce degree from the University of Calgary and an MBA degree from the University of Chicago.

Mr. Tyler is an accomplished investment executive with significant experience allocating capital across a variety of public and private investment strategies. He most recently served as the Chief Investment Officer of the Detroit Police & Fire Pension, where he led the investment process and oversaw fund allocations and administration for the $2.7 billion public retirement plan. Mr. Tyler previously served in multiple executive-level roles with the State of Michigan Pension Fund, the

Michigan Bureau of Investments, and the UAW Retiree Medical Benefit Trust. He currently serves as an investment committee member of the Michigan Health Endowment Fund. Mr. Tyler has also held the Chartered Financial Analyst designation for over 37 years. He received a master’s degree in business administration from Michigan State University, as well as a Bachelor of Arts degree with concentrations in political science and general economics from the University of Michigan.

The Board has determined that each of Mr. Royan and Mr. Tyler qualifies as an independent director under New York Stock Exchange listing standards. Neither Mr. Royan nor Mr. Tyler is a party to any related party transactions with the Company. They will receive customary compensation paid to our non-employee directors, including a $75,000 equity award, one third of which shall vest on each of the first three anniversaries of the date of grant.

Management Transition

On May 12, 2025, the Company announced that, effective immediately, William P. Foley would transition from his roles as Chief Executive Officer, Chief Investment Officer and Chairman of the Board to serve as the Board's non-executive Vice Chairman. Doug Ammerman has been appointed as Chairman of the Board and Ryan R. Caswell, the Company’s President, began serving as the Company’s Chief Executive Officer, also effective as of May 12, 2025.

In connection with this change, Mr. Foley’s employment agreement with the Company was replaced with a non-executive Director Services Agreement (the “Director Services Agreement”), which provides that Mr. Foley will serve as non-executive Vice Chairman of the Board for a term to continue at least until the Company’s 2027 annual meeting of stockholders. Mr. Foley will receive (1) an annual board retainer of at least $200,000, and (ii) an annual equity award with a grant date fair value of at least $250,000, and (iii) a continuation of Mr. Foley’s right under the Employment Agreement, dated February 26, 2024, by and between the Company and Mr. Foley, as further amended on March 17, 2025, (the "Foley Employment Agreement"), to receive in 2026 an equity award in the amount of 150,000 shares of time vested restricted common stock units, vesting in three equal annual installments, and (iv) certain other benefits as provided in the Director Services Agreement. The Director Services Agreement provides for certain payments upon various termination events, such as termination by the Company other than for cause or by Mr. Foley for good reason.

In connection with this change as described in the Foley Employment Agreement, Mr. Foley will receive a lump-sum payment of $3,000,000, representing an amount equal to 300% of Mr. Foley’s annual base salary, a lump-sum payment of $14,196,000, representing an amount equal to 300% of the highest annual bonus paid to Mr. Foley in the preceding three years, and all of Mr. Foley’s outstanding but unvested equity awards will be accelerated.

The foregoing description of the Director Services Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Director Services Agreement, which is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events.

On May 12, 2025, the Company issued a press release describing changes to the Board and executive management of the Company and certain other strategic actions being implemented by the Company. A copy of the press release is attached as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit	Description
10.1	MSA Termination Agreement
10.2	Director Services Agreement
99.1	Press release dated May 12, 2025
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cannae Holdings, Inc.
Date:	May 12, 2025	By:	/s/ Michael L. Gravelle
			Name:	Michael L. Gravelle
			Title:	Executive Vice President, General Counsel and Corporate Secretary